UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

SCHEDULE 13D

Under the Securities Exchange Act of 1934

OMNI Energy Services Corp.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

68210T109

(CUSIP Number)

Michael T. Johnson

909 Poydras Street, Suite 2230

New Orleans, Louisiana 70112

504-522-4850

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 8, 2004

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box □.

CUSIP No. 68210T109
1.	Name of Reporting Persons. I.R.S. Identification No. of above persons (entity only). Steven T. Stull
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		N/A
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	8,000
	8.	Shared Voting Power	745,253
	9.	Sole Dispositive Power	8,000
	10.	Shared Dispositive Power	745,253
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		753,253
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		6.90%
14.	Type of Person Reporting (See Instructions)		IN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners II Limited Partnership I.R.S. Identification No. of above person: 72-1236549
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	97,994
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	97,994
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		97,994
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		.90%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Corporation I.R.S. Identification No. of above person: 72-1201602
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	97,994
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	97,994
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		97,994
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		.90%
14.	Type of Person Reporting (See Instructions)		CO

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners III Limited Partnership I.R.S. Identification No. of above person: 72-1264304
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	171,566
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	171,566
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		171,566
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		1.57%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Management Corporation I.R.S. Identification No. of above person: 72-1262990
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	171,566
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	171,566
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		171,566
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		1.57%
14.	Type of Person Reporting (See Instructions)		CO

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners VI Limited Partnership I.R.S. Identification No. of above person: 72-1402146
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	347,222
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	347,222
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		347,222
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		3.18%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital NOLA VI, L.L.C. I.R.S. Identification No. of above person: 72-1400488
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	347,222
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	347,222
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		347,222
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		3.18%
14.	Type of Person Reporting (See Instructions)		OO

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners VII Limited Partnership I.R.S. Identification No. of above person: 72-1402410
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	0
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		0
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		0%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital NOLA VII, L.L.C. I.R.S. Identification No. of above person: 72-1400489
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	0
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		0
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		0%
14.	Type of Person Reporting (See Instructions)		OO

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners VIII Limited Partnership I.R.S. Identification No. of above person: 72-1402147
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	0
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		0
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		0%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital NOLA VIII, L.L.C. I.R.S. Identification No. of above person: 72-1401236
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	0
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		0
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		0%
14.	Type of Person Reporting (See Instructions)		OO

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners IX Limited Partnership. I.R.S. Identification No. of above person: 72-1401733
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	128,471
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	128,471
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		128,471
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		1.18%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital NOLA IX, L.L.C. I.R.S. Identification No. of above person: 72-1401731
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	128,471
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	128,471
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		128,471
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		1.18%
14.	Type of Person Reporting (See Instructions)		OO

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital Partners X Limited Partnership I.R.S. Identification No. of above person: 72-1452790
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	0
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		0
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		0%
14.	Type of Person Reporting (See Instructions)		PN

CUSIP No. 68210T109
1.	Name of Reporting Person Advantage Capital NOLA X, L.L.C. I.R.S. Identification No. of above person: 72-1452786
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)		____
6.	Citizenship or Place of Organization		United States

Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power	0
	8.	Shared Voting Power	0
	9.	Sole Dispositive Power	0
	10.	Shared Dispositive Power	0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person		0
12.	Check if the Aggregate Amount in Row (11) Excludes Shares (See Instructions)
13.	Percent of Class Represented by Amount in Row (11)		0%
14.	Type of Person Reporting (See Instructions)		OO

Item 1.        Security and Issuer.

This statement relates to the common stock, $.0.01 par value per share (the "Common Stock"), of OMNI Energy Services Corp. (the "Issuer"), a Louisiana corporation. The address of the principal executive offices of the Issuer is 4500 N.E. Evangeline Thruway, Carencro, Louisiana 70520.

Item 2.         Identity and Background.

(a)       Names of Reporting Persons:

Steven T. Stull

Advantage Capital Partners II Limited Partnership

Advantage Capital Corporation

Advantage Capital Partners III Limited Partnership

Advantage Capital Management Corporation

Advantage Capital Partners VI Limited Partnership

Advantage Capital NOLA VI, L.L.C.

Advantage Capital Partners VII Limited Partnership

Advantage Capital NOLA VII, L.L.C.

Advantage Capital Partners VIII Limited Partnership

Advantage Capital NOLA VIII, L.L.C.

Advantage Capital Partners IX Limited Partnership

Advantage Capital NOLA IX, L.L.C.

Advantage Capital Partners X Limited Partnership

Advantage Capital NOLA X, L.L.C.

(b)      Principal Business Address of Reporting Persons

909 Poydras Street, Suite 2230

New Orleans, Louisiana 70112

(c)       Mr. Stull is a founding partner of the Advantage Capital partnerships, which are institutional venture capital funds.

(d)       The Reporting Persons have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years.

(e)       The Reporting Persons have not been parties to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws during the past five years.

(f)        The Reporting Persons are United States citizens or are organized under the laws of a state of the United States.

Item 3.        Source and Amount of Funds or Other Consideration.

N/A

Item 4.        Purpose of Transaction.

Securities of the Issuer were acquired by the Reporting Persons for investment purposes.

(a)-(j)   The Reporting Persons have no plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.

Item 5.         Interest in Securities of the Issuer.

(a)        As of April 26, 2004, the Reporting Persons beneficially owned shares of the Common Stock listed below:

Reporting Person	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Shares Included Which Reporting Person has Right to Acquire

Steven T. Stull

Advantage Capital Partners II Limited Partnership

Advantage Capital Corporation

Advantage Capital Partners III Limited Partnership

Advantage Capital Management Corporation

Advantage Capital Partners VI Limited Partnership

Advantage Capital NOLA VI, L.L.C.

Advantage Capital Partners VII Limited Partnership

Advantage Capital NOLA VII, L.L.C.

Advantage Capital Partners VIII Limited Partnership

Advantage Capital NOLA VIII, L.L.C.

Advantage Capital Partners IX Limited Partnership

Advantage Capital NOLA IX, L.L.C.

Advantage Capital Partners X Limited Partnership

Advantage Capital NOLA X, L.L.C.

	753,253 97,994 97,994 171,566 171,566 347,222 347,222 0 0 0 0 128,471 128,471 0 0	6.90% .90% .90% 1.57% 1.57% 3.18% 3.18% 0% 0% 0% 0% 1.18% 1.18% 0% 0%	0 0 0 0 0 0 0 0 0 0 0 0 0 0 0

(b)        See Items 7 through 10 of the Cover Pages for information as to the voting power and dispositive power of shares of Common Stock beneficially owned by each Reporting Person.

(c)        The Issuer called all 2,285 of the Reporting Persons' shares of Series B Preferred Stock and all 25 of the Reporting Persons' shares of Series A Preferred Stock for redemption on April 8, 2004 in exchange for a payment of $1,000 per share plus unpaid dividends of $61.64 per share on the Series B Preferred Stock and $12.00 per share on the Series A Preferred Stock.  In addition, on April 21, 2004 the Reporting Persons were issued 475,693 shares of Common Stock of the Issuer in connection with a notice of exercise of warrants to acquire 811,111 shares of the Issuer's Common Stock on February 17, 2004.  No other transactions in the Issuer's securities have been effected by the Reporting Persons since the filing of Amendment No.5 to this Schedule 13D on March 12, 2004.

(d)        Other party with right to receive or direct receipt of dividends or proceeds:

                       Not applicable.

(e)        Date Reporting Persons ceased to beneficially own more than 5% of shares:

                       Not applicable.

Item 6.          Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the  Issuer.

None

Item 7.          Material to be Filed as Exhibits.

    Exhibits

A        A written agreement relating to the filing of a joint Amendment No. 6 to Schedule 13D as required by Rule 13d-1(f) under the Securities Exchange Act of 1934.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct as of May 3, 2004.

May 3, 2004	/s/ Crichton W. Brown
Date	Steven T. Stull, By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL PARTNERS II
LIMITED PARTNERSHIP
By:	Advantage Capital Corporation,
General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL CORPORATION

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL PARTNERS III
LIMITED PARTNERSHIP
By:	Advantage Capital Management
Corporation, General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL
MANAGEMENT CORPORATION

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney
ADVANTAGE CAPITAL PARTNERS VI
LIMITED PARTNERSHIP
By:	Advantage Capital NOLA VI,
L.L.C., General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL NOLA VI, L.L.C.

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL PARTNERS VII
LIMITED PARTNERSHIP
By:	Advantage Capital NOLA VII,
L.L.C., General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL NOLA VII, L.L.C.

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL PARTNERS VIII
LIMITED PARTNERSHIP
By:	Advantage Capital NOLA VIII,
L.L.C., General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL NOLA VIII, L.L.C.

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL PARTNERS IX
LIMITED PARTNERSHIP
By:	Advantage Capital NOLA IX,
L.L.C., General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL NOLA IX, L.L.C.

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL PARTNERS X
LIMITED PARTNERSHIP
By:	Advantage Capital NOLA X,
L.L.C., General Partner

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney

ADVANTAGE CAPITAL NOLA X, L.L.C.

By:	/s/ Crichton W. Brown
Steven T. Stull, President By Crichton W. Brown with power of attorney